EXHIBIT 99(a)(3)

TRANSCRIPT OF EMAIL TO EMPLOYEES

Netopia, Inc. has not commenced the offer to exchange that is referred to in this communication. Upon commencement of such offer, Netopia will file with the Securities and Exchange Commission a Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents. Employees of Netopia who are option holders are strongly encouraged to read the Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents, when these become available because they will contain important information about the offer. The Schedule TO and related exhibits will be available without charge at the Securities and Exchange Commission web site at www.sec.gov and will be delivered without charge to all
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employees of Netopia who are option holders. Additional copies of these documents may be obtained without charge by employees of Netopia who are option holders by contacting Janna Berry.


To:  Netopia Employees

     Today Netopia is announcing an important and exciting opportunity for employees who have Netopia stock options with an exercise price greater than $10.00 per share. The management of Netopia recognizes that our stock option program is a valuable program for our employees. However, with the recent stock market volatility, especially with respect to technology company stocks, many of you hold Netopia stock options with an exercise price that is significantly higher than the current trading price of Netopia's common stock.

     In light of this situation, I am pleased to announce that the board of directors of Netopia has authorized a stock option exchange program. This is a voluntary program that allows Netopia employees who regularly work more than 30 hours per week to cancel their current stock options with an exercise price greater than $10.00 per share in exchange for a new option to be granted by Netopia's board of directors no earlier than six months and one day after the options are cancelled.

     You will be receiving detailed information about this program later this week, including a detailed set of questions and answers about the program. We will discuss the program and answer your questions at open meetings and conference calls.

     We are looking forward to implementing this program and hope that it will appropriately align the incentives of our employees by giving them a real stake in Netopia's long-term success. Thanks and keep up the great work.